Exhibit 99.(a)(2)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SCHEDULES

The Board of Directors and Stockholder

Farm Bureau Life Insurance Company

We have audited the consolidated balance sheets of Farm Bureau Life Insurance Company as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for each of the three years in the period ended December 31, 2011, and have issued our report thereon dated April 27, 2012 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 24(a)(2) of this Registration Statement. These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein. As discussed in Note 1 to the consolidated financial statements, in response to new accounting standards, effective July 1, 2010, the Company changed its method of accounting with respect to certain investments with embedded credit derivatives.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 27, 2012

Schedule I - Summary of Investments - Other
Than Investments in Related Parties
FARM BUREAU LIFE INSURANCE COMPANY

December 31, 2011

Column A	Column B	Column C	Column D
			Amount at which
			shown in the balance
Type of Investment	Cost (1)	Value	sheet
	(Dollars in thousands)
Fixed maturity securities, available for sale:
Bonds:
Corporate securities	$2,649,402	$2,898,147	$2,898,147
Mortgage and asset-backed securities	1,497,746	1,534,994	1,534,994
United States Government and agencies	43,160	50,565	50,565
State, municipal and other governments	991,520	1,078,486	1,078,486
Collateralized debt obligation	270	270	270
Total	5,182,098	$5,562,462	5,562,462

Equity securities, available for sale:
Common stocks:
Banks, trusts and insurance companies	20,337	$20,473	20,473
Industrial, miscellaneous and all other	843	906	906
Nonredeemable preferred stocks	33,149	34,402	34,402
Total	54,329	$55,781	55,781

Mortgage loans	553,714		558,243
Investment real estate (2)	2,559		2,541
Policy loans	172,368		172,368
Short-term investments	4,389		4,389
Other investments	347		189
Total investments	$5,969,804		$6,355,973

(1)          On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturities and short-term investments; original cost for equity securities, real estate and other investments; and unpaid principal balance for mortgage loans and policy loans.

(2)          Amount shown on balance sheet differs from cost due to allowance for possible losses deducted from cost.

Schedule III - Supplementary Insurance Information

FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E
		Future policy
		benefits, losses,		Other
	Deferred	claims and loss	Unearned	policyholder
	acquisition costs	expenses	revenues	funds
	(Dollars in thousands)
December 31, 2011:
Annuity	$108,242	$2,811,631	$—	$379,354
Life Insurance	272,970	2,010,820	12,225	174,561
Corporate and Other	126,064	346,023	14,056	17,321
Impact of unrealized gains/losses	(148,295)	—	(8,319)	—
Total	$358,981	$5,168,474	$17,962	$571,236

December 31, 2010:
Annuity	$99,638	$2,580,265	$—	$370,720
Life Insurance	257,219	1,950,383	10,588	157,640
Corporate and Other	133,642	302,479	14,833	13,717
Impact of unrealized gains/losses	(45,061)	—	(1,316)	—
Total	$445,438	$4,833,127	$24,105	$542,077

December 31, 2009:
Annuity	$91,557	$2,159,671	$—	$368,747
Life Insurance	244,255	1,900,317	9,672	153,086
Corporate and Other	138,220	281,747	15,543	10,345
Impact of unrealized gains/losses	24,829	—	1,454	—
Total	$498,861	$4,341,735	$26,669	$532,178

Schedule III - Supplementary Insurance Information (Continued)

FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column F	Column G	Column H	Column I	Column J
			Benefits,
			claims, losses	Amortization
		Net	and	of deferred	Other
	Premium	investment	settlement	acquisition	operating
	revenue	income	expenses	costs	expenses
	(Dollars in thousands)
December 31, 2011:
Annuity	$664	$181,971	$100,432	$12,473	$10,471
Life Insurance	217,373	135,395	211,223	26,101	43,595
Corporate and Other	43,781	24,623	28,248	9,566	13,572
Change in net unrealized gains/losses on derivatives	—	(245)	2	(148)	—
Impact of realized gains/losses	3	—	(7)	648	45
Total	$261,821	$341,744	$339,898	$48,640	$67,683

December 31, 2010:
Annuity	$557	$166,538	$98,841	$8,666	$8,077
Life Insurance	207,192	132,236	192,942	23,833	48,430
Corporate and Other	44,467	21,524	21,214	8,777	15,461
Change in net unrealized gains/losses on derivatives	—	1,618	(420)	564	—
Impact of realized gains/losses	41	—	22	2,408	138
Total	$252,257	$321,916	$312,599	$44,248	$72,106

December 31, 2009:
Annuity	$817	$148,650	$94,812	$10,985	$9,742
Life Insurance	194,731	128,606	171,457	22,355	40,011
Corporate and Other	43,332	21,504	22,353	4,862	22,382
Change in net unrealized gains/losses on derivatives	—	3,774	(16)	1,110	—
Impact of realized gains/losses	(81)	—	(7)	29	13
Total	$238,799	$302,534	$288,599	$39,341	$72,148

Schedule IV - Reinsurance

FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E	Column F
		Ceded to	Assumed		Percent of
	Gross	other	from other		amount
	amount	companies	companies	Net amount	assumed to net
	(Dollars in thousands)
Year ended December 31, 2011:
Life insurance in force, at end of year	$49,778,837	$11,031,493	$588,791	$39,336,135	1.5%
Insurance premiums and other considerations:
Interest sensitive product charges	$94,838	$1,473	$36	$93,401	—%
Traditional life insurance premiums	187,591	19,171	—	168,420	—
Accident and health premiums	9,468	9,065	—	403	—
	$291,897	$29,709	$36	$262,224	—%

Year ended December 31, 2010:
Life insurance in force, at end of year	$47,864,957	$10,002,262	$47,615	$37,910,310	0.1%
Insurance premiums and other considerations:
Interest sensitive product charges	$91,572	$1,457	$143	$90,258	0.2%
Traditional life insurance premiums	181,918	19,919	—	161,999	—
Accident and health premiums	9,915	9,519	—	396	—
	$283,405	$30,895	$143	$252,653	0.1%

Year ended December 31, 2009:
Life insurance in force, at end of year	$45,482,216	$9,271,939	$149,151	$36,359,428	0.4%
Insurance premiums and other considerations:
Interest sensitive product charges	$86,626	$1,292	$183	$85,517	0.2%
Traditional life insurance premiums	172,003	18,721	—	153,282	—
Accident and health premiums	10,531	10,138	—	393	—
	$269,160	$30,151	$183	$239,192	0.1%